UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2019

CENTENE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31826	42-1406317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7700 Forsyth Blvd., St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 725-4477

(Former Name or Former Address, if Changed Since Last Report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	CNC	New York Stock Exchange

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 7, 2019, Centene Corporation, a Delaware corporation (“Centene”), amended and restated its existing credit agreement (as amended and restated, the “Credit Agreement”) by and among Centene, Wells Fargo Bank, National Association, as administrative agent, and the lenders and other parties thereto. The Credit Agreement provides for a $2.0 billion unsecured multi-currency revolving credit facility (the “Revolving Credit Facility”), with a $300 million sub-limit for letters of credit and a $200 million sub-limit for swingline loans. The Credit Agreement allows for additional incremental loans up to the greater of (x) $500 million and (y) such other amount such that after giving pro forma effect to the incurrence of such amounts and the use of proceeds thereof (assuming that all amounts thereunder are drawn in full but without netting any of the proceeds thereof) the total debt-to-EBITDA ratio would not exceed 3.50 to 1.00, by way of a new term loan facility or an increase in the revolving commitments, subject to satisfaction of certain conditions.

At Centene’s option, borrowings under the Credit Agreement will bear interest at LIBOR, EURIBOR, CDOR, BBR or base rates plus, in each case, an applicable margin. Applicable margins for LIBOR, EURIBOR, CDOR and BBR range from 87.5 to 187.5 basis points and applicable margins for base rate loans range from 0.0 to 87.5 basis points, in each case, determined based on Centene’s total debt-to-EBITDA ratio. Additionally, there is a facility fee ranging from 15 to 27.5 basis points on the commitments of the lenders and a letter of credit fee ranging from 87.5 to 187.5 basis points on letters of credit issued, in each case, determined based on Centene’s total debt-to-EBITDA ratio. The Revolving Credit Facility will mature on May 7, 2024, unless otherwise extended.

The Credit Agreement contains financial covenants, including a minimum fixed charge coverage ratio and a maximum total debt-to-EBITDA ratio. The Credit Agreement also contains customary covenants that restrict Centene and its subsidiaries in respect of, among other things, mergers and consolidations, sales of all or substantially all of its assets, the incurrence of debt and liens, change in the nature of its business, transactions with affiliates and the making of certain investments and restricted payments. The Credit Agreement is subject to acceleration upon the occurrence of an event of default, which includes, among others things, cross-default with regard to indebtedness of Centene or its subsidiaries in excess of $300 million in the aggregate; cross-default with regard to Centene’s outstanding notes; the occurrence of a change of control (as defined in the Credit Agreement); entry of judgment or order to pay of $300 million or more which is not stayed; the occurrence of certain bankruptcy events; failure to make payments under the Credit Agreement when due; breach of representations and warranties or covenants under the Credit Agreement; and invalidity of loan documents.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT
OF THE REGISTRANT

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENE CORPORATION

Dated: May 7, 2019	By:	/s/ Jeffrey A. Schwaneke
	Name:	Jeffrey A. Schwaneke
	Title:	Executive Vice President & Chief Financial Officer